Exhibit 99.1

Contacts:
Frank Karbe
Chief Financial Officer
Exelixis, Inc.
650 837 7565
fkarbe@exelixis.com

Charles Butler
Director,
Investor Relations
Exelixis, Inc.
(650) 837-7277
cbutler@exelixis.com

EXELIXIS ANNOUNCES FOURTH QUARTER 2006 AND FULL YEAR 2006

FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – February 13, 2007—Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and year ended December 31, 2006.

Revenues for the fourth quarter ended December 31, 2006 were $29.8 million, compared to $14.4 million for the comparable period in 2005. Revenues for the year were $98.7 million, compared to $76.0 million in 2005. The increase in revenues for the quarter and full year was primarily due to revenue recognition associated with the new collaboration agreements with Bristol-Meyers Squibb Company for the LXR program, Wyeth Pharmaceuticals Division for the FXR program and Sankyo Company for the MR program offset by the conclusion of the collaborations with Helsinn Healthcare SA in early 2006 and Genoptera in 2005.

Research and development expenses for the fourth quarter ended December 31, 2006 were $52.1 million, compared to $36.0 million for the comparable period in 2005. Research and development expenses for the year were $185.5 million, compared to $141.1 million in 2005. The increase in expenses for the quarter and full year reflect the increased development expenses associated with the expansion of our clinical trial activity and the advancement of our compounds through preclinical development as well as employee stock-based compensation expense of $2.7 million for the quarter and $11.2 million for the year.

General and administrative expenses for the quarter ended December 31, 2006 were $11.3 million, compared to $7.6 million for the comparable period in 2005. General and administrative expenses for the year were $39.1 million, compared to $27.7 million in 2005. The increase for both the quarter and full year was primarily due to employee stock-based compensation expense of $1.8 million for the quarter and $6.3 million for the year as well as personnel-related and consulting expenses to support our expanding operations.

Net loss under generally accepted accounting principles (GAAP) for the quarter ended December 31, 2006 was $25.2 million, or $0.27 per share, compared to $24.5 million, or $0.29 per share, for the comparable period in 2005. Non-GAAP net loss for the fourth quarter was $20.6 million, or $0.22 per share, compared to $24.2 million, or $0.29 per share for the comparable period in 2005. For the year ended December 31, 2006, net loss under GAAP was $101.5 million, or $1.17 per share, compared to $84.4 million, or $1.07 per share in 2005. Non-GAAP net loss for 2006 was $83.1 million, or $0.96 per share, compared to $83.2 million, or $1.06 per share in 2005. Non-GAAP net loss for the quarter and year ended December 31, 2006 excludes stock-based compensation expense and amortization of intangibles. A reconciliation of GAAP net loss to non-GAAP net loss is included at the end of this press release.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $263.2 million at December 31, 2006, compared to $210.5 million at December 31, 2005.

2006 Highlights

Clinical Development

•	Initiated a Phase II clinical trial of XL784 in patients with proteinuria associated with diabetic kidney disease in March.

•	Initiated Phase II trials of XL880 in patients with papillary renal cell carcinoma (June) and in patients with advanced gastric cancer (December).

•	Initiated a Phase II clinical trial of XL647 in patients with metastatic non-small cell lung cancer in August.

•	Filed investigational new drug applications (INDs) for three new oncology programs: XL228 (August), XL281 (October) and XL518 (December).

•	Reported Phase I data for XL647, XL880 and XL999 at American Society of Clinical Oncology (ASCO) Annual Meeting in June.

•	Reported updated Phase I data for XL880 and XL999 and preliminary data for XL184 and XL820 at the EORTC-NCI-AACR Symposium on “Molecular Targets and Cancer Therapeutics” meeting in November.

•	Held the Second Annual Exelixis Research and Development Day in December.

Business Development

•

Established collaboration with Sankyo to develop novel cardiovascular disease therapies targeted against the mineralocorticoid receptor. Under the terms of the agreement, Exelixis received a $20.0 million upfront payment, research funding and is eligible for substantial development, regulatory and commercialization milestone and royalty payments.

•

Established new collaboration with Bristol-Myers Squibb to discover and develop novel oncology compounds. Under the terms of the agreement, Exelixis received an upfront payment of $60.0 million in cash (January 2007) and will also receive $20.0 million for each of up to three different drug candidates selected by Bristol-Myers Squibb at IND status in addition to an equal share of U.S. profits for commercialized products.

•

Established a co-development agreement with Genentech for the development and commercialization of XL518, an inhibitor of MEK. Exelixis received upfront and milestone payments in December 2006 and January 2007 totaling $40.0 million for signing the agreement and for the submission of the IND for XL518 to the FDA.

Corporate Development

•

Appointed Gisela Schwab, M.D. as Senior Vice President and Chief Medical Officer, bringing in additional resources and expertise to build a top-tier clinical development and translational medicine organization.

•	Successfully completed a public offering of common stock, raising net proceeds of $90.5 million.

•	Repaid in full a $30.0 million convertible note due to Protein Design Labs, Inc.

“2006 was a successful year for us both in the clinic and financially. We made substantial progress moving our pipeline of compounds forward, and we anticipate that four compounds, XL647, XL880, XL784, and XL999, will complete Phase II clinical trials this year,” said George Scangos, Ph.D., President and Chief Executive Officer of Exelixis. “In total, we have 17 compounds in development or late-stage lead optimization, and we look forward to making substantial progress on this pipeline again this year. Importantly, although we have signed a number of partnerships, Exelixis has retained the rights to 10 of these 17 compounds, and additionally will receive substantial revenues from the seven partnered compounds. On the business front, we signed collaborations with Sankyo, Genentech, and Bristol-Myers Squibb over the course of the year, so that we ended the year with over $260 million in cash, which does not include an additional $75 million received in early January from Genentech and BMS. Thus we enter 2007 in a solid financial position that will allow us to drive our pipeline forward.”

Financial Outlook

Starting in 2007, we no longer expect to present Non-GAAP financial information. Accordingly, our financial guidance will be based upon GAAP and will therefore include stock-based compensation expense and other non-cash charges. To the extent material, disclosures related to stock-based compensation expense and other non-cash charges will be available in our filings with the U.S. Securities and Exchange Commission.

For the full year 2007, we expect revenues in the range of $120.0 million to $135.0 million and operating expenses in the range of $260.0 to $290.0 million, including stock-based compensation and other non-cash charges of approximately $20.0 million. These guidance numbers represent an increase over 2006 actual revenues and operating expenses in the range of 22% to 37% and 15% to 29%, respectively. The increase in revenues is primarily due to the new collaboration agreements with Bristol-Meyer Squibb and Genentech signed at the end of 2006. The increase in expenses is primarily related to the ongoing advancement and expansion of our development activities and corresponding increases in our general and administrative infrastructure. The Company’s cash, cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash balance at the end of 2007 is expected to exceed $200.0 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s fourth quarter and full year 2006 financial results as well as general business updates during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Tuesday, February 13, 2007. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase II and Phase I clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation statements related to our estimated future revenues and expenses; our estimated future balances of cash, cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash; and other matters discussed in the “Financial Outlook” section. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, Exelixis’ ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties under its collaborative agreements; the rate of growth, if any, in license and contract revenues; the timing and level of expenses associated with the growth of proprietary programs and the GlaxoSmithKline collaboration; the timing and level of payments associated with any compound selections by GlaxoSmithKline; the potential failure of product candidates to demonstrate safety and efficacy in clinical testing; the ability to complete and initiate trials at the referenced times; the ability to conduct clinical trials sufficient to achieve a positive completion; the ability to file INDs at the referenced times; the ability of Exelixis to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended September 30, 2006 and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Contract	$19,805	$10,392	$62,414	$55,715
License	9,966	3,985	36,256	20,246

Total revenues	29,771	14,377	98,670	75,961

Operating expenses:
Research and development	52,137	36,043	185,481	141,135
General and administrative	11,289	7,560	39,123	27,731
Amortization of intangibles	98	270	820	1,086

Total operating expenses	63,524	43,873	225,424	169,952

Loss from operations	(33,753)	(29,496)	(126,754)	(93,991)

Other income (expense):
Interest income	2,722	1,822	8,551	5,376
Interest expense	(1,014)	(1,739)	(4,986)	(6,195)

Total other income (expense)	1,708	83	3,565	(819)

Loss before noncontrolling interest in Symphony Evolution, Inc.	(32,045)	(29,413)	(123,189)	(94,810)

Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	6,863	4,891	21,697	10,406

Net loss	$(25,182)	$(24,522)	$(101,492)	$(84,404)

Net loss per share, basic and diluted	$(0.27)	$(0.29)	$(1.17)	$(1.07)

Shares used in computing basic and diluted net loss per share	94,365	83,288	86,602	78,810

EXELIXIS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
GAAP net loss	$(25,182)	$(24,522)	$(101,492)	$(84,404)

Non-cash charges for stock-based compensation expense	4,458	75	17,613	110
Non-cash charges for amortization of intangibles	98	270	820	1,086

Non-GAAP net loss	$(20,626)	$(24,177)	$(83,059)	$(83,208)

Non-GAAP net loss per share, basic and diluted	$(0.22)	$(0.29)	$(0.96)	$(1.06)

Shares used in computing basic and diluted Non-GAAP net loss per share	94,365	83,288	86,602	78,810

(1)

These non-GAAP amounts are intended to illustrate the company’s results from operations excluding certain non-cash charges, such as: (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company’s results from continuing operations because, in management’s view, it provides an additional tool to investors to evaluate the company’s continuing operations, including its ability to meet future obligations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2006	December 31, 2005 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$263,180	$210,499

Working capital	$150,814	$86,463

Total assets	$395,417	$332,712

Stockholders’ equity	$52,540	$33,543

(1)	Derived from the audited consolidated financial statements
(2)	These amounts include investments held by Symphony Evolution, Inc. of $55.1 million and $34.0 million and restricted cash and investments of $9.6 million and $12.7 million as of December 31, 2006 and December 31, 2005, respectively.

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